                                                                      EXHIBIT 12

GTE SOUTHWEST INCORPORATED

Statements of the Ratio of Earnings to Fixed Charges


                                                                      Years Ended December 31,
                                    -------------------------------------------------------------------------------------------
                                      1998          1997         1996          1995         1995(a)        1994        1994(b)
                                    -------------------------------------------------------------------------------------------
                                                                        (Dollars in Millions)
Net earnings available for fixed
charges:
  Income before extraordinary
  charges                           $ 261.0       $ 288.2       $ 255.8       $ 195.3       $ 181.0       $ 184.5       $ 144.8
  Add - Income taxes                  136.5         142.2         130.2          99.4          92.1          95.1          71.1
      - Fixed charges                  80.7          68.9          66.8          68.9          68.9          70.8          70.8
                                    -------       -------       -------       -------       -------       -------       -------

Adjusted earnings                   $ 478.2       $ 499.3       $ 452.8       $ 363.6       $ 342.0       $ 350.4       $ 286.7
                                    =======       =======       =======       =======       =======       =======       =======

Fixed charges:
  Interest expense                  $  72.9       $  64.0       $  60.7       $  63.8       $  63.8       $  65.9       $  65.9
  Portion of rent expense
      representing interest             7.8           4.9           6.1           5.1           5.1           4.9           4.9
                                    -------       -------       -------       -------       -------       -------       -------

Adjusted fixed charges              $  80.7       $  68.9       $  66.8       $  68.9       $  68.9       $  70.8       $  70.8
                                    =======       =======       =======       =======       =======       =======       =======
RATIO OF EARNINGS TO FIXED
  CHARGES                              5.93          7.25          6.78          5.28          4.96          4.95          4.05

(a) Excludes after-tax gains of approximately $14 million related to the sale of the Company's unconsolidated investment in Metropolitan Houston Paging Service, Inc. and non-strategic telephone exchanges in Texas.

(b) Excludes after-tax gains of approximately $40 million related to the sale of non-strategic telephone exchanges in Oklahoma and Arizona.